UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)      June 30, 2016

RALPH LAUREN CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

001-13057	13-2622036
(Commission File Number)	(IRS Employer Identification No.)

650 MADISON AVENUE, NEW YORK, NEW YORK	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 318-7000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
Separation Agreement for an Executive Officer
On June 9, 2016, Ralph Lauren Corporation (the “Company”) announced that Robert L. Madore, the Company’s Corporate Senior Vice President, Chief Financial Officer, would be separating from the Company on or about September 30, 2016.

On June 30, 2016, the Company and Mr. Madore entered into an employment separation agreement and release (the “Madore Agreement”).  Pursuant to the Madore Agreement, Mr. Madore will separate from the Company on September 30, 2016 and receive as separation payments: (i) an amount of $1,050,000, equal to 78 weeks of his annual base salary, paid as salary continuation; (ii) the greater of (x) a lump sum payment equal to the amount of his cash bonus under the Company’s Executive Officer Annual Incentive Plan (“EOAIP”) for the current fiscal year (fiscal year 2017), without prorating it based on his termination prior to the end of such fiscal year, or (y) an amount of $525,000, in either case to be paid on the date that his fiscal year 2017 cash bonus under the Company’s EOAIP would have otherwise been payable had he remained employed; and (iii) an additional amount of $964,250, to be paid in a lump sum on the first Company payroll date after September 30, 2017. The Madore Agreement requires that Mr. Madore provide the Company with certain transition services through September 30, 2016, and that he comply with certain confidentiality, non-competition, non-disparagement and non-solicitation restrictive covenants. The Madore Agreement also includes a general release by Mr. Madore of claims against the Company.

The foregoing description of the Madore Agreement is qualified in its entirety by the Madore Agreement which is attached hereto as Exhibit 10.1.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

EXHIBIT NO.	DESCRIPTION
10.1	Employment Separation Agreement and Release, dated June 30, 2016, between Ralph Lauren Corporation and Robert L. Madore.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RALPH LAUREN CORPORATION

Date: July 1, 2016	By:	/s/ Avery S. Fischer
		Name:	Avery S. Fischer
		Title:	Corporate Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

10.1	Employment Separation Agreement and Release, dated June 30, 2016, between Ralph Lauren Corporation and Robert L. Madore.